Exhibit 99.1

Exascale Labs Holdings Inc. Reports 111% Revenue Growth for Full Fiscal Year 2026 and
Provides Business Update Following Successful Nasdaq Listing

●	Fiscal year 2026 revenue increased 111% to $14.8 million, compared to $7.0 million in fiscal year 2025, driven by accelerating demand for the Company’s software-defined GPU-as-a-Service platform.

●	Successfully completed business combination with D. Boral ARC Acquisition I Corp.; commenced trading on Nasdaq under ticker symbols “XLAB” and “XLABW” for its Class A common stock and its warrants, respectively, on August 28, 2026.

●	Expanded strategic partnerships, including an LOI with Compal Electronics for next-generation 800 VDC GPU validation platforms and an MOU with EnergyBank for floating offshore wind-powered AI compute.

HOUSTON, September 28, 2026 (GLOBE NEWSWIRE) – Exascale Labs Holdings Inc. (Nasdaq: XLAB) (“Exascale” or the “Company”), a provider of next-generation AI compute infrastructure, today announced its financial and operational results for the fiscal year ended June 30, 2026.

“Fiscal year 2026 was the year we laid the foundation to become a public company,” said Hoansoo Lee, Chief Executive Officer of Exascale. “To establish our readiness for this next phase, we grew our GPU-as-a-Service business, deepened our infrastructure partnership with Compal, and closed the agreement that brought Exascale to Nasdaq. Since listing in August, we’ve moved quickly, signing a memorandum of understanding with EnergyBank for offshore wind-powered compute, and signing a letter of intent with Compal on our 800 VDC platform. Our qualified customer pipeline has grown to approximately $300 million; and these early-stage agreements are just the beginning. Our focus is on transitioning these agreements into signed contracts and executing on our strong pipeline opportunities.”

Mr. Lee continued, “Exascale’s revenue grew 111% this past fiscal year, powered by a 124% increase in our intelligent computing power service and a customer renewal rate around 68%, and the balance sheet is now stronger following the close of the business combination. Our focus now is on converting that growth into disciplined, scalable execution as a public company.”

Recent Strategic & Operational Highlights

●	Successful Nasdaq Public Listing: Exascale completed its business combination with D. Boral ARC Acquisition I Corp. Exascale’s Class A common stock and warrants began trading on the Nasdaq Global Market under the ticker symbols “XLAB” and “XLABW,” respectively, on August 28, 2026.

●	Compal Electronics LOI: Entered into a non-binding Letter of Intent (“LOI”) with Compal Electronics to jointly develop a U.S.-based native 800 VDC validation platform for next-generation GPU systems. The goal of joint effort is to validate high-efficiency power architectures designed for ultra-high-density AI data centers.

●	Appointment of New Chief Financial Officer: Exascale appointed Jake Carney as Chief Financial Officer, effective September 25, 2026.

●	EnergyBank Sustainable Compute MOU: Signed a Memorandum of Understanding (“MOU”) with EnergyBank to integrate floating offshore wind power and long-duration energy storage into Exascale’s modular AI compute infrastructure.

●	Platform Orchestration Enhancements: Deployed proprietary GPU cluster management software enabling dynamic resource allocation, automated failover, and optimized latency for high-concurrency LLM inference workloads.

“Our 800 VDC validation work with Compal and the orchestration layer we shipped this year are the same bet, power density is a real bottleneck for AI infrastructure, not just GPU supply,” said Zach Bright, Head of R&D at Exascale. “Both are built to hold up as workloads get denser, and that’s what we’re most focused on getting right.”

Fiscal Year 2026 Financial Highlights (“FY 2026”)

●	Total Revenue: FY 2026 revenue was $14.8 million, representing an increase of 111.3% compared to $7.0 million reported in Fiscal Year 2025 (“FY 2025”). The growth was primarily attributed a 124.0% increase in revenue from Exascale’s intelligent computing power service, driven by higher spending from existing customers and an expanding customer base, with a roughly 68% customer renewal rate.

●	Gross Profit: Gross profit for FY 2026 was $2.4 million, and 16.3% gross margin, compared to $1.1 million gross profit and 15.8% gross in FY 2025. This increase in growth profit and gross margin reflects scalable operational efficiency amid rapid revenue growth.

●	Operating Expenses: Operating expenses were $7.2 million in FY 2026, compared to $4.2 million in FY 2025. The increase was driven primarily by a $2.7 million increase in research and development expenses and a $0.9 million increase in general and administrative expenses, partially offset by a decrease in selling and marketing expenses of $0.5 million.

●	Net Loss: Net loss for FY 2026 was $12.2 million, compared to $7.7 million in FY 2025. The increase was driven primarily by higher operating expenses associated with scaling infrastructure, expanding market presence, and advancing our technology platform, as well as a non-cash fair value adjustment on our simple agreements for future equity (“SAFE’s”). As of June 30, 2026, those SAFEs carried an aggregate fair value of approximately $29.1 million; all outstanding SAFEs converted into the Company’s Class A common stock upon the closing of the business combination on August 27, 2026, eliminating the liability from the Company’s balance sheet.

●	Cash and Capital Resources: As of June 30, 2026, Exascale held $2.7 million in cash, supplemented post-period by the successful closing of its business combination on August 27, 2026. In connection with the closing, Exascale obtained access to net cash proceeds of approximately $11.8 million from the business combination.

Fiscal Year 2027 Outlook

For the fiscal year ending June 30, 2027, Exascale intends to focus on the following core growth pillars:

●	Capacity Expansion: Accelerate GPU-as-a-Service capacity expansion by onboarding additional top-tier data center host sites and GPU clusters across North America, Asia, and Europe.

●	Next-Gen Power & Cooling Architecture: Commercialize proprietary native 800 VDC and modular high-density cooling solutions to address power density bottlenecks facing enterprise AI workloads.

●	Enterprise SaaS Platform Monetization: Drive adoption of Exascale’s proprietary GPU orchestration and cluster management software among AI operators.

About Exascale

Exascale is a next-generation AI infrastructure provider operating a software-defined GPU compute platform and related AI infrastructure solutions. Its business includes, GPU-as-a-service, GPU cluster management and optimization, and infrastructure solutions spanning modular data centers, HVDC power, high-density cooling, and data center interconnectivity. Exascale’s platform supports large-scale AI workloads, including training, fine-tuning, high-concurrency inference, and API-based token generation. For more information, visit www.exascalelabs.ai.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “can,” “continue,” “could,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions. These statements include, without limitation, statements regarding Exascale’s future financial and operating performance, its business strategy and growth plans, anticipated demand for AI infrastructure and compute capacity, planned deployment of modular data center, liquid cooling, HVDC power, data center interconnectivity and energy storage solutions, expectations regarding additional financing, and Exascale’s competitive and market positioning, and statements regarding the MOU and the LOI and the plans of the parties thereto regarding such LOI and MOU. The MOU and LOI are non-binding and do not create any obligations for the parties thereto to into any definitive agreements.

These statements are based on current expectations and assumptions, and involve risks and uncertainties that could cause actual results or events to differ materially, including, among others, changes in customer demand, supply constraints for GPUs and related infrastructure components, Exascale’s ability to convert its pipeline opportunities into customer relationships and revenue, competitive pressures from larger and better-capitalized providers, technological risks, operational and execution risks associated with scaling infrastructure deployments, Exascale’s ability to access financing on favorable terms, regulatory changes, and macroeconomic factors.

If any of these risks materialize or the assumptions prove incorrect, actual results could differ materially from the results contained in or implied by these forward-looking statements. There may be additional risks that Exascale presently does not know of or cannot anticipate, or that Exascale currently believes are immaterial, that could also cause actual results to differ materially from those contained in or implied by the forward-looking statements.

Forward-looking statements reflect Exascale’s expectations, plans or forecasts of future events and views as of the date of this press release. Exascale anticipates that subsequent events and developments will cause its assessments to change. However, while Exascale may elect to update these forward-looking statements at some point in the future, Exascale specifically disclaims any obligation to do so.

Readers are cautioned not to place undue reliance upon any forward-looking statement.

Investor Contact

Cameron Radinovic

KCSA Strategic Communications

Exascale@KCSA.com

Media Contact

Hannah Erger

KCSA Strategic Communications

Exascale@KCSA.com

EXASCALE LABS INC. Consolidated Statements of Operations
(All amounts in US$, except for number of shares and per share data)
(unaudited)

	For the years ended June 30,
	2025	2026
Revenues	$7,015,512	$14,822,799
Cost of revenues	(5,910,315)	(12,404,546)
Gross profit	1,105,197	2,418,253

Operating expenses
Selling and marketing expenses	(989,155)	(499,392)
General and administrative expenses	(362,982)	(1,229,516)
Research and development expenses	(2,797,906)	(5,490,185)
Total operating expenses	(4,150,043)	(7,219,093)
Loss from operations	(3,044,846)	(4,800,840)
Change in fair value of simple agreements for future equity	(4,614,821)	(7,377,383)
Other income	-	15,832
Loss before income tax expenses	(7,659,667)	(12,162,391)
Income tax expenses	-	-
Net loss and total comprehensive loss	$(7,659,667)	$(12,162,391)

Loss per share
Basic and diluted	$(5,106.44)	$(8,108.26)

Weighted average number of shares used to compute loss per share
Basic and diluted	1,500	1,500

[Balance sheet reflects Exascale as a standalone private company as of June 30, 2026; it will not include the effects of the August 27, 2026 business combination, which is a subsequent event]

EXASCALE LABS INC. Consolidated Balance Sheets
(All amounts in US$, except for number of shares)

	As of June 30,
	2025	2026
ASSETS
Current Assets
Cash and cash equivalents	$4,231,689	$2,693,586
U.S. Dollar Coin	-	2,160,746
Accounts receivable, net	152,536	1,107,210
Advance to suppliers	1,030,761	112,343
Refundable deposits receivable	681,125	450,000
Other receivables	1,207,626	-
Total Current Assets	7,303,737	6,523,885

Non-Current Assets
Deferred offering costs	-	190,000
Equipment, net	19,600	12,840
Total Non-Current Assets	19,600	202,840
Total Assets	$7,323,337	$6,726,725

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$90,015	$916,422
Simple agreements for future equity	18,243,885	29,121,268
Contract liabilities	432,760	1,070,378
Refundable deposits payable	1,445,580	359,481
Other current liabilities	107,481	417,951
Total Current Liabilities	20,319,721	31,885,500
Total Liabilities	$20,319,721	$31,885,500

Commitments and contingencies

Shareholders’ Deficit
Common stock (US$0.01 par value per share; 1,500 shares authorized; 1,500 shares issued and outstanding as of June 30, 2025)	$15	$-
Class A common stock (US$0.01 par value per share; 303 shares authorized; 303 shares issued and outstanding as of June 30, 2026)	-	3
Class B common stock (US$0.01 par value per share; 1,197 shares authorized; 1,197 shares issued and outstanding as of June 30, 2026)	-	12
Additional paid-in capital	220,636	220,636
Accumulated deficit	(13,217,035)	(25,379,426)
Total Shareholders’ Deficit	$(12,996,384)	$(25,158,775)
Total Liabilities and Shareholders’ Deficit	$7,323,337	$6,726,725

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